Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 8, 2024, with respect to the consolidated balance sheets of JanOne Inc. as of December 30, 2023 and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for the year then ended included in the Annual Report on Form 10-K of JanOne Inc. for the year ended December 30, 2023, filed with the Securities and Exchange Commission on April 8, 2024, which is incorporated by reference in this Registration Statement on Form S-3 and related Prospectus of JanOne Inc., and to the reference to our firm under the heading “Experts” in the Registration Statement and related Prospectus.

/s/ Hudgens CPA, PLLC

Houston, Texas

April 17, 2024